Exhibit 99.1

Nephros Announces Preliminary Results for Second Quarter of 2021

Anticipates Net Revenue of $2.2 Million, Greater Than 40% Year-Over-Year Increase;

Submits HDF Product to FDA for 510(k) Clearance

SOUTH ORANGE, NJ, July 8, 2021 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration and pathogen detection solutions to the medical and commercial markets, today announced preliminary results for the second quarter of 2021.

Revenue for the quarter ended June 30, 2021 is expected to be approximately $2.2 million, a year-over-year increase of over 40%. In addition, the Company submitted its HDF Assist Module for FDA 510(k) clearance.

“We are very pleased with the results of the second quarter,” said Andy Astor, Chief Executive Officer of Nephros. “Revenue growth seems to be returning to pre-pandemic levels. In addition, revenue for the six months ended June 30, 2021 is expected to be over $5 million, a 20% increase over the same periods in 2020 and 2019, which we believe puts us in a strong position going into the second half of the year.”

Mr. Astor continued, “We are also beginning to see revenue growth in our Pathogen Detection Systems (PDS) business segment, which produced over $50,000 in net revenue this quarter from on-site testing services in conjunction with larger microbiological remediation efforts.”

“Of further note, in late June, our Specialty Renal Products (SRP) subsidiary submitted its Traditional 510(k) application for clearance of our second-generation HDF Assist Module. Pending this FDA clearance, SRP is preparing for commercial launch at a limited number of dialysis clinics.”

Nephros ended the second quarter with approximately $8.3 million in cash on a consolidated basis.

Nephros will formally announce its second-quarter results on Thursday, August 5, 2021, and will host a conference call that same day at 4:30 PM ET.

About Nephros

Nephros is a leading water technology company in medical and commercial water purification and pathogen detection, headquartered in the USA. Our diverse team of passionate employees is dedicated to advancing point-of-use water safety through education, product solutions, and emergency outbreak response management.

For more information about Nephros, please visit www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the quarter and six months ended June 30, 2021, expected future growth and the timing of such growth, the expected timing of the commercial launch of the second generation HDF Assist Module, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including the impact of the ongoing COVID-19 pandemic, uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

(201) 345-0824

andy@nephros.com